Exhibit 10.26

MEMO FROM SIBLING ENTERTAINMENT HOLDINGS, INC.

Date: January 31, 2012

From: Gerald Sullivan, Chairman

TO:  Steve Carlson

RE: Conversion of Debt

As Chairman of Sibling Entertainment, I want to thank you for your willingness to help us by agreeing to accept shares of the common stock of SIBE in exchange for our obligations to you. Please accept this as support for the issuance as noted below:

In January, 2012, the Company issued 557,600 shares of common stock to Steve Carlson, the former CEO, in full satisfaction of all amounts owed to him for his services.

Please note that these shares are restricted under Rule 144 and cannot be traded for at least six (6) months. Also note that the stock trades infrequently, and there may be no trading market for the shares when you are ready to trade. Also note that the Series common stock, which you are an owner of, may convert into common stock and that event may cause dilution to the common stock, and reduce the share price, or market for the stock.

Thanks again, and I look forward to working with you going forward.

/s/ GERALD F. SULLIVAN
Gerald F. Sullivan
Chairman